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                                                                    Exhibit 99.2



    EXCERPTS FROM CENTURY ALUMINUM COMPANY'S PRELIMINARY CONFIDENTIAL OFFERING CIRCULAR DATED AUGUST 3, 2004 RELATING TO ITS PROPOSED OFFERING OF SENIOR NOTES
                                 DUE 2014

Unless expressly stated otherwise or unless the context otherwise requires, "Century," "we," "us,", "our" and "ours" refer to Century Aluminum
Company and its consolidated subsidiaries.

                                THE REFINANCING

     On July 29, 2004, we commenced a tender offer to purchase any or all of the $325.0 million aggregate principal amount of our 11 3/4% senior secured first mortgage notes due 2008 at a price equal to their present value (assuming redemption at the earliest redemption date of April 15, 2005 at a redemption price of $1,058.75 per $1,000 principal amount) discounted using the applicable Treasury rate plus 0.5% (less the related consent fee), together with a solicitation of consents to amend the indenture that will govern any first mortgage notes that remain outstanding to remove substantially all restrictive covenants. The tender offer will expire at 10:00 a.m., New York City time, on August 26, 2004 unless extended or terminated. First mortgage notes tendered prior to 5:00 p.m., New York City time, on August 6, 2004, unless extended, will be entitled to receive a consent payment of $20.00 per $1,000 of principal amount of first mortgage notes tendered. The tender offer and consent solicitation are being made under an Offer to Purchase and Consent Solicitation Statement, dated July 29, 2004, and related Letter of Transmittal, which include a more comprehensive description of the applicable terms and conditions.

     As part of this refinancing, we have sold $150.0 million principal amount of our convertible notes ($175.0 million if the initial purchasers exercise their option in full), which is expected to close on August 9, 2004. The offering of our senior notes is conditioned upon our acceptance for purchase of the first mortgage notes tendered in the tender offer, and the tender offer is conditioned upon closing of this offering and our convertible notes offering. The tender offer also is subject to certain other conditions, including the tenders and consents by the holders of at least a majority in aggregate principal amount of the outstanding first mortgage notes.

     The principal purpose of the tender offer and consent solicitation is to refinance our outstanding first mortgage notes with debt bearing a lower interest rate, which will reduce our annual interest expense. We expect to use the net proceeds from this offering and from the sale of our convertible notes
(i) to purchase up to 100% of our outstanding first mortgage notes tendered pursuant to the tender offer and to pay premiums, fees and expenses related to the Refinancing, and (ii) for general corporate purposes, including to fund a portion of the costs related to the ongoing expansion of the Nordural facility and to redeem or repurchase untendered first mortgage notes.

                        THE PLANNED GRAMERCY ACQUISITION

     We and Noranda Inc. formed joint venture companies that entered into an agreement on May 17, 2004 with Kaiser Aluminum & Chemical Corporation and Kaiser Bauxite Company to purchase Kaiser's Gramercy, Louisiana alumina refinery and its 49% interest in a Jamaican bauxite mining partnership for a purchase price of $23.0 million, subject to working capital adjustments. We will pay $11.5 million for our 50% interest in these companies and fund one-half of initial working capital requirements. Kaiser is selling its alumina and bauxite assets as part of its reorganization to emerge from Chapter 11 bankruptcy. The bankruptcy court approved the sale to Century and Noranda on July 19, 2004. The transaction is expected to close after the closing of this offering, subject to customary closing conditions and obtaining the consent of the Government of Jamaica, which owns the remaining 51% interest in the bauxite mining partnership. References in this offering circular to the "Gramercy assets" refer to Kaiser's Gramercy alumina refinery and the 49% interest in the Jamaican bauxite mining partnership. References in this offering circular to the "Gramercy acquisition" refer to all of the transactions related to the planned joint acquisition of the Gramercy assets by us and Noranda.

     The bauxite mining partnership supplies all of the bauxite ore used for the production of alumina at the Gramercy refinery and also supplies bauxite ore to a third party refinery in Texas. At the Gramercy refinery, bauxite is chemically refined and converted into alumina, the principal raw material used in the production of primary aluminum. The Gramercy refinery had extensive portions rebuilt and modernized in 2000. The refinery has an annual production capacity of 1.2 million metric tons of alumina, approximately 1.0 million metric tons of which is supplied under long-term contracts both to our Hawesville facility and

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to a primary aluminum production facility owned by Noranda. The remaining
200,000 metric tons of alumina in the form of hydrate are sold to several customers.

     We are purchasing the Gramercy assets to ensure a stable supply of alumina for our Hawesville facility at acceptable costs and to avoid the risk of significant cost increases if we had to replace this source of supply in the current high priced and volatile spot alumina market. Following the acquisition, the outstanding Gramercy alumina contracts with each of Century and Noranda will be revised to provide for alumina prices based on Gramercy's production costs. In addition, we will be responsible for one-half of Gramercy's capital expenditure requirements.

     The impact of the Gramercy acquisition to Century's cost of goods sold may not be materially different than under the existing LME-based contract with Gramercy in periods of high aluminum prices such as we are currently experiencing. However, we believe that the price of alumina based on production costs at Gramercy could be materially higher than under the LME-based contract price in periods when aluminum prices are low and natural gas prices are high.

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                     THE NORDURAL ACQUISITION AND EXPANSION

     On April 27, 2004, we completed the acquisition of all of the outstanding equity shares of Nordural hf from Columbia Ventures Corporation. Nordural is an Icelandic company that owns and operates the Nordural facility, a primary aluminum reduction facility located in Grundartangi, Iceland. Built in 1998, the Nordural facility is our most recently constructed and lowest cost facility. It currently has an annual production capacity of approximately 198 million pounds.

     Work has commenced on an expansion of the Nordural facility which will increase its annual production capacity to approximately 397 million pounds. The expansion is projected to be completed by mid-2006 and is expected to cost approximately $330 million. Proceeding with the expansion is subject to satisfaction of various conditions, including obtaining sufficient financing. On July 23, 2004, we agreed to terms on a $310.0 million senior term loan facility with Landsbanki Islands hf and Kaupthing Bank hf, subject to customary closing conditions, including negotiation and execution of definitive documentation. Amounts borrowed under the new term loan facility will be used to repay $171.4 million in project finance debt currently owed by Nordural and to finance a portion of the costs associated with the ongoing expansion of the Nordural facility. We expect to fund the remaining costs of the expansion with a portion of the proceeds from this offering and our convertible notes offering and with operating cash flow generated by our operations, including the operations of Nordural facility. We entered into amendments to several long-term contracts with the Government of Iceland that are related to the expansion, and an agreement with Sudurnes Energy hf and Reykjavik Energy hf to supply the additional power needed for the expansion capacity. We have agreed to a ten-year alumina tolling contract with Glencore for the expansion capacity of Nordural.
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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  NEW NORDURAL TERM LOAN FACILITY

     In July 2004, we agreed to the terms of a $310.0 million senior term loan facility with Landsbanki Islands hf and Kaupthing Bank hf, subject to each party's approval and execution of the definitive financing documents and completion of due diligence by the lenders. Under the term sheet agreed to by the parties, Landsbanki will act as the agent and Kaupthing Bank will act as the security trustee. Amounts borrowed under the new term loan facility will be used to repay the $171.4 million of project finance debt outstanding as of June 30, 2004 under Nordural's existing term loan facility and to finance a portion of the costs associated with the expansion of the Nordural facility. Borrowings will be subject to customary closing conditions, including the absence of a material change in our condition (financial or otherwise), business operations, assets, liabilities or prospects.

     Drawdown. The new term loan facility will be available for drawdown in two tranches. Tranche A will be $210.0 million, of which $160.0 million must be taken in the first drawdown. After the first $160.0 million has been drawn, the remainder of Tranche A and Tranche B ($100.0 million) may be drawn in minimum increments of $10.0 million on the 25th day of each month. Tranche B may not be drawn until Tranche A has been fully drawn. If Tranche A is not fully drawn by December 30, 2004, Nordural will be required to pay a commitment fee of 0.5% per annum on the undrawn amounts. If Nordural utilizes less than 50% of Tranche B during 2005 it will be required to pay a commitment fee of 0.5% per annum on the unutilized amount. Both Tranche A and Tranche B must be fully drawn by December 31, 2005, provided that Nordural has the option to cancel Tranche B in whole or in part on or before June 30, 2005 if it does not need the Tranche B funds to finalize the expansion of the Nordural smelter because sufficient capital is contributed by Century Aluminum and its subsidiaries in the form of equity or deeply subordinated debt.

     Repayment. All principal is due to be repaid on December 31, 2005, provided (subject to the minimum required repayments described below) that Nordural can extend the repayment date by up to four annual extensions with a final maturity on December 31, 2009. To qualify for each extension, there must be no event of default and Nordural must be able to show that it has sufficient funds (including any optional debt or equity commitments from its shareholders) to complete the reduction plant expansion. Once the expansion is complete, the annual extensions to December 31, 2009 are automatic as long as no event of default occurs. An extension fee of 0.15% will be due on the unpaid balance each time the facility is extended, except that on December 31, 2005 the extension fee on Tranche B will be based on the full $100 million unless Nordural has exercised its right to cancel Tranche B in whole or in part, in which case the 0.15% extension fee will not be due on the cancelled portion of Tranche B. Notwithstanding the right to extend the entire facility described above, Nordural must make the following minimum repayments of principal on Tranche A:
$13.0 million on December 31, 2006 and $23.0 million in two semi-annual installments of $11.5 million in each of 2007, 2008 and 2009.

     Mandatory Repayments. If Nordural makes a dividend payment to its shareholders, it must simultaneously make a repayment of principal in an amount equal to 50% of the dividend.

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     Voluntary Prepayments.  The facility can be prepaid on any interest payment date without penalty to Nordural. However, Tranche B can only be prepaid if no event of default exists at the time of prepayment and Nordural has sufficient funds (equity or deeply subordinated debt) or we commit to provide such funds, in order to complete the expansion of the Nordural facility.

     Interest. Generally, the rate of interest on amounts borrowed under the facility will be the applicable LIBOR (and in certain cases EURIBOR) plus certain margins and the cost of compliance with any applicable reserve asset requirements, if any. The initial margin will be 1.45% for Tranche A and 2.25% for Tranche B. If the facility is extended, the margin on Tranche B may be reduced according to the following levels of book value of Nordural's stockholders' equity: (i) if stockholders' equity is greater than $125.0 million, the margin will be 1.95%; (ii) if stockholders' equity is greater than $150.0 million, the margin will be 1.75%; (iii) if stockholders' equity is greater than $175.0 million, the margin will be 1.6%; and (iv) if stockholders' equity is greater than $200.0 million, the margin will be 1.5%. The book value of stockholders' equity will be determined according to unaudited quarterly financial statements of Nordural and will be applicable for each subsequent fiscal quarter. All interest is payable quarterly. The default interest rate is 2% per annum.

     Fees. In addition to the commitment and extension fees described above, Nordural must pay a 1% flat fee on the total facility amount on the date the final documents are signed. There will also be $30,000 fee payable annually to the facility agent and a $10,000 fee payable annually to the security trustee. Finally, Nordural will be responsible on an ongoing basis for all legal fees and other out-of-pocket costs incurred by the arrangers and the lenders.

     Security. All of Nordural's assets will be pledged as security under the loan facility, including, but not limited to, all property, plant and equipment related to the reduction facility and the harbor area and all of Nordural's current and future inventory, receivables, insurance policies, bank accounts; and rights under various existing and future contracts relating to the operation of the Nordural facility, including its tolling, anode supply and power contracts. In addition, we will agree to pledge Nordural's shares to the lenders as collateral. The collateral for the Tranche B facility will be identical to that for the Tranche A facility but Tranche B will rank second.

     Covenants. The new term loan facility will contain customary negative covenants that limit, among other things, Nordural's ability to: (i) incur additional indebtedness; (ii) reduce the planned scope of the expansion of the Nordural facility; (iii) make investments; (iv) pay dividends to its shareholders; (v) make capital expenditures (excluding the expansion) in excess of $5.0 million per year until the end of 2006 and $7.0 million per year thereafter and (vi) enter into speculative hedging arrangements. There will also be certain financial covenants, including an interest service coverage ratio, a debt service coverage ratio and a minimum book value of Nordural's stockholders' equity (may not be less than $50.0 million on closing and may not be less than $115.0 million on December 31, 2005).

     Events of Default. The facility will contain customary events of default, including (a) loss of any material license, consent or authorization; (b) material breach of representations, warranties or covenants; (c) non-payment of amounts due under the facility; (d) cross-default provisions relating to other indebtedness of Nordural; (e) change in control of Nordural (excluding transfer of ownership to Century Aluminum Company, its subsidiaries or affiliates); (f) ineffectiveness of security documents or material loss of collateral; (g) bankruptcy; (h) legal prohibitions on performance of the loan documentation; and
(i) material adverse changes.